BW1675  OCT 27,1998      14:12  PACIFIC      17:12  EASTERN


GETTY REPORTS A SUCCESSFUL THIRD QUARTER

LONDON--(BUSINESS WIRE)--October 27, 1998--Getty Images (NASDAQ:
GETY), one of the leading international providers of visual content, today announced financial results for the third quarter of 1998. Sales for the quarter increased by 85% over the third quarter of 1997 to $49 million.

Reported earnings before interest, taxes, exchange gains/losses, depreciation, amortization and non-recurring charges ("EBITDA") for the quarter were $9.8 million, representing growth of 96% over the third quarter of 1997. Full web commerce sales for the quarter reached more than 10% of sales and digital sales for the quarter were $16.8 million, representing 34% of total sales.

Getty's strategy has been to consolidate leading brands in all of the industry's market sectors and, through the leverage of digital expertise, to provide full web commerce for all of the company's products. Getty has already brought together leading image providers in the areas of historic and contemporary photography and film as well as in current affairs, sports and photojournalism, and in royalty-free digital stock photography.

Getty already operates three successful full commerce web sites and recently launched a fourth, for its largest business, Tony Stone Images, a world leading stock photography business. Getty plans to launch full web commerce for Hulton Getty, one of the two largest archival collections of imagery in the world, next year.

Chairman, Mark Getty said, "We are delighted with the speed with which our strategy is being implemented. The take up of our online products among our customers has exceeded our expectations. PhotoDisc continues to report growth each quarter; Allsport is increasing its customer base for online delivery, and demand for electronic delivery among Tony Stone Images' customers has grown impressively from a standing start four months ago. Full electronic commerce for Tony Stone Images has just been launched and we are very excited about the possibilities for growth that it brings."

Jonathan Klein, Chief Executive Officer, said "The third quarter of 1998 has been our most successful to date with strong sales, improvements in margin and the introduction of important strategic initiatives including the Preview service at Tony Stone Images. All of our businesses performed well with many divisions reporting record results. Regionally, all of our markets showed strong growth with the exception of Japan and South East Asia. Although we have had to adjust our growth expectations for the remainder of this year and for next, we are confident that our company will continue to report solid growth."

Highlights of the third quarter

-- Tony Stone Images launched a full commerce web site at the beginning of October. In the first week of operation following launch, volume and value of transactions exceeded expectations. Getty believes that new and existing customers will be attracted to the added benefits, greater service levels and extended choice that the web site brings. Getty expects the web site to increase its customer base, increase sales opportunities and lower operating costs.

-- Tony Stone Images' Preview service, launched at the end of last quarter, exceeded expectations with over 30% of North American selections and 15% of UK selections being dispatched electronically in the quarter. The Preview service allows customers to request selections from picture research personnel and have the required images delivered online.

-- Tony Stone Images performed well in all of its key markets.
September was a record month for the business. Regionally, European offices showed the greatest growth rates.

-- In the third quarter, Tony Stone Images introduced new contracts for its contributing photographers that include new rates for online sales of 40% for in territory sales and 30% for out of territory sales, which compares to the rate for analog sales of 50% for in territory sales and 30% for out of territory sales.

-- In the quarter, Getty acquired an exclusive license to grant reproduction rights for the Weegee Archive and Collection. A noted pioneer of tabloid photojournalism, Weegee's collection, until now housed at the International Center of Photography, comprises approximately 12,000 images. Getty plans to digitize a core collection of 1,000 and make them available online through the Hulton Getty full commerce web site which will be launched next year.

-- PhotoDisc had its best performance to date in the third quarter, with total sales growth of 44% over the third quarter of 1997. Web sales in the quarter sustained rapid growth with $2.1 million being generated online in September alone and an increase in the overall average invoice value. Sales in Europe were particularly strong in the quarter.

-- Allsport exceeded expectations in the quarter. In the US Allsport's sales were 35% higher than the third quarter of 1997 due to increased penetration in all sports as well as an exceptional baseball season and the onset of NFL pre-season coverage. Motor racing and soccer sales were strong in the UK and the newly opened Australian office performed well with extensive coverage of the Commonwealth Games.

-- Hulton Getty sales improved on the third quarter of last year. Progress towards full electronic commerce was also made with the addition of 1,600 Ernst Haas images online. 175,000 images may now be searched on the Hulton Getty website and full web commerce for the brand will be introduced next year.

-- Liaison showed strong performance in the quarter, particularly in North America. The integration of the brand's stock photography business into Tony Stone Images, has meant a greater focus, for Liaison, on its core strength of photojournalism and press activities.

-- Energy Film Library reported increases in sales at its offices in New York and Los Angeles as well as the continued success of sales to the motion picture industry. Energy's footage will appear in many new releases including Universal's 'Psycho'; Disney's 'My Favorite Martian', and 'Next Stop Hollywood' from Miramax. In the quarter, Energy also began the integration of Imageways, a notable collection of archival footage that was acquired by Getty in August this year.

Financial results for the quarter ended September 30, 1998

-- Getty's reported sales increased by 85% to $49 million in the third quarter of 1998, compared to $27 million in the third quarter of 1997.

-- Gross margin for the quarter improved to 72.3% from 62.6% of sales in the third quarter of 1997.

-- Selling, general and administrative expenses were $25.6 million, representing 52.4% of sales, compared to 53.7% for the second quarter of this year.

-- EBITDA for the quarter increased by 96% to $9.8 million compared to $5.0 million in 1997.

-- The EBITDA margin was 19.9%, up from 17.4% in the second quarter of 1998 and 18.8% in the third quarter of 1997.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the company notes that certain statements made in this release, including those related to Getty's expectations for financial results in 1998 and 1999, product introductions and digitization, and growth of online products, are forward-looking statements and are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the Company including global economic conditions and the risk factors outlined in the filings of Getty Images, Inc. with the SEC, including those in the Company's Form 10K for 1997, as amended, and available from Getty Images and from the SEC. The Company disclaims any obligation to update any such factors or to announce publicly the result of any revision to any forward-looking statements in this release or to make corrections to reflect future work or developments.

NOTES TO EDITORS
Description of Getty Images, Inc.
Getty Images (NASDAQ: GETY) is one of the leading international providers of visual content to a diverse range of professional users of images, including advertising and design agencies, magazines, newspapers, broadcasters, production companies and traditional and new media publishers. Getty Images markets rights to images and footage through its international network of wholly owned offices in London, Chicago, New York, Los Angeles, Seattle, Toronto, Munich, Hamburg, Paris, Amsterdam, Brussels, Copenhagen, Stockholm, Vienna, Barcelona, Sydney, Tokyo and Hong Kong and agents in 54 countries.

Getty Images' high quality visual content collections are: (i) Tony Stone Images (www.tonystone.com), one of the world's leading providers of contemporary stock photography; (ii) PhotoDisc (www.photodisc.com), a world leader in digital stock photography and electronic delivery; (iii) Allsport (www.allsport.com), a leading world-wide sports picture agency; (iv) Hulton Getty (www.hultongetty.com), one of the two largest privately owned collections of archival photography in the world; (v) Liaison Agency (www.liaisonphoto.com), a leading North American news and reportage agency; and (vi) Energy Film Library (www.digital-energy.com), one of the world's leading stock footage companies. Further information is available from the group's website at www.getty-images.com.


CONSOLIDATED INCOME STATEMENT HIGHLIGHTS
(Unaudited, in thousands)


			                         	Getty Images Inc.     	Getty Images Inc.
			                         	Three Months Ended   		Three Months Ended
			                         	September '98		        	September '97
                        			  	$'000                    	$'000
Sales                           	$48,975                  	$26,542
Cost of sales                    	13,564                    	9,933
Gross profit                    	35,411                   	16,609
Selling, general and
 administrative expenses       		25,646                   	11,618
Amortization                   		10,007                      	931
Depreciation                   		3,795                    	2,055
Non-recurring
 integration/restructuring        	4,618
Operating income/(loss)          	(8,655)                   	2,005
Net interest received/(expensed) 	(800)                     	296
Exchange gains/(losses)             	(57)                     	135
Income/(loss) before tax         	(9,512)                   	2,436
Income taxes                       	(188)                  		(1,149)
Net income/(loss)                	(9,700)                   	1,287

EBITDA (1)                       	$9,765                   	$4,991

<F1>
Notes: (1) EBITDA is defined as earnings before interest, taxes, exchange gains/(losses), depreciation, amortization and non-recurring integration/restructuring items.

CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

			                           	Unaudited    			       	Audited
			                          	Getty Images Inc.	    	Getty Images Inc.
                         				At September 30, 1998  			At December 31, 1997
                        	       	$'000               	    	$'000
Cash and cash equivalents            	$29,540              		$29,234
Other current assets                  	53,849               		31,270

Total current assets                  	83,389               		60,504

Fixed assets, net                     	57,865               		39,853
Intangible assets                    	332,679               		66,870
Deferred assets                       	6,891                		4,411

TOTAL ASSETS                        	$480,824             		$171,638

Short term borrowings                   $254              		$2,096
Other current liabilities             	59,745               		35,346

Total current liabilities             	59,999               		37,442

Long term debt                        	72,173               		14,657
Shareholders' equity                 	348,652              		119,539

TOTAL LIABILITIES &
 SHAREHOLDERS EQUITY 		             	$480,824             		$171,638


     --30--bh/ny*

     CONTACT: Jonathan Klein
              Getty Images
              011-44-171-544-3456
              or
              Jim Prout
              Taylor Rafferty Associates
              212-889-4350

KEYWORD: NEW YORK
INDUSTRY KEYWORD:  PUBLISHING COMPUTERS/ELECTRONICS
TELECOMMUNICATIONS COMED EARNINGS